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                                                                    Exhibit 99.4


                         CARL KARCHER ENTERPRISES, INC.

                       1993 EMPLOYEE STOCK INCENTIVE PLAN

                DIRECTORS' NON-QUALIFIED STOCK OPTION AGREEMENT

                 This Stock Option Agreement ("Agreement") is made and entered into as of the Date of Grant indicated below by and between Carl Karcher Enterprises, Inc., a California corporation (the "Company"), and the person named below, who is a Director of the Company ("Grantee").

                 WHEREAS, Grantee is a Nonemployee Director (as defined in the Company's 1993 Employee Stock Incentive Plan (the "Plan")) of the Company;

                 WHEREAS, pursuant to the Plan, each Nonemployee Director is automatically granted each year an option to purchase shares of the common stock of the Company (the "Common Stock"); and

                 WHEREAS, the Grantee is being granted such an option on the terms and conditions set forth herein;

                 NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

                 1. Grant of Option; Certain Terms and Conditions. The Company hereby grants to Grantee, and Grantee hereby accepts, as of the Date of Grant, an option to purchase the number of shares of Common Stock indicated below (the "Option Shares") at the Exercise Price per share indicated below, which option shall expire at 5:00 o'clock p.m., California time, on the Expiration Date indicated below (or such earlier date as may be set forth in Section 2 below) and shall be subject to all of the terms and conditions set forth in this Agreement (the "Option"). On each anniversary of the Date of Grant, the Option shall become exercisable to purchase, and shall vest with respect to, that number of Option Shares (rounded to the nearest whole share) equal to the total number of Option Shares multiplied by the Annual Vesting Rate indicated below.

          Grantee:                               ___________________
          Date of Grant:                               June 16, 1993
          Number of Shares Purchasable:                        2,000
          Exercise Price per Share:                            $7.25
          Expiration Date:                             June 16, 1998

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          Annual Vesting Rate:                               33-1/3%

The Option is not intended to qualify as an incentive stock option under
Section 422 of the Internal Revenue Code (an "Incentive Stock Option").

                 2.       Acceleration and Termination of Option.

                          (a)     Termination of Option.

                          This Option shall expire upon the first to occur of
the following:

                 (i) The first anniversary of the date upon which Grantee shall cease to be a Nonemployee Director as a result of death or Permanent Disability. As used herein, "Permanent Disability" means the inability to perform in all material respects such Grantee's duties and obligations as a Director of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months. Grantee shall not be deemed to have a Permanent Disability until proof of the existence thereof shall have been furnished to the Board in such form and manner, and at such times, as the Board may require. Any determination by the Board that the Grantee does or does not have a Permanent Disability shall be final and binding upon the Company and Grantee;

                 (ii) The ninetieth day after the date upon which Grantee shall cease to be a Nonemployee Director for any reason other than death or total disability;

                 (iii) The fifth anniversary of the Date of Grant of this Option;

                 (iv)     The dissolution or liquidation of the Company;

                 (v) A reorganzation, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Option are exchanged for or converted into cash, property and/or securities not issued by the Company, which reorganization, merger or consolidation shall have been affirmatively recommended to the shareholders of the Company by the Board; or

                 (vi) The sale of substantially all of the property and assets of the Company.

                 3.       Acceleration of Vesting of Option.

                          Notwithstanding the provisions of Section 1, this
Option shall become fully exercisable upon the first to occur of the following:





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                 (i)      The date upon which Grantee shall cease to be a
Nonemployee Director as a result of death or Permanent Disability;

                 (ii) The date of dissemination to the shareholders of the Company of a proxy statement seeking shareholder approval of a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to the Plan are exchanged for or converted into cash, property and/or securities not issued by the Company, unless such reorganization, merger or consolidation shall have been affirmatively recommended to the shareholders of the Company by the Board;

                 (iii) The first date upon which the Directors of the Company who are nominated by the Board for election as Directors shall cease to constitute a majority of the authorized number of Directors of the Company; or

                 (iv) The date of dissemination to the shareholders of the Company of a proxy statement disclosing a change of control of the Company.

                 4. Adjustments. In the event that the outstanding securities of the class then subject to the Option are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or in the event that substantially all of the property and assets of the Company are sold, then, unless such event shall cause the Option to terminate pursuant to Section 2 hereof, the Board of Directors shall make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may thereafter be acquired upon the exercise of the Option; provided, however, that any such adjustments in the Option shall be made without changing the aggregate Exercise Price of the then unexercised portion of the Option.

                 5.       Exercise.

                          (a)     The Option shall be exercisable during
Grantee's lifetime only by Grantee or by his or her guardian or legal representative, and after Grantee's death only by the person or entity entitled to do so under Grantee's last will and testament or applicable intestate law. The Option may only be exercised by the delivery to the Company of a written notice of such exercise, which notice shall specify the number of Option Shares to be purchased (the "Purchased Shares") and the aggregate Exercise Price for such shares (the "Exercise Notice"), together





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with payment in full of such aggregate Exercise Price in cash or by check payable to the Company.

                 6. Payment of Withholding Taxes. If the Company becomes obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, including, without limitation, any federal, state, local or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax, then Grantee shall, on the first day upon which the Company becomes obligated to pay such amount to the appropriate taxing authority, pay such amount to the Company in cash or by check payable to the Company.

                 7. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or five days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the Company at 1200 North Harbor Boulevard, Anaheim, California 92801, Attention: Mr. Roger Shively, or to Grantee at the address set forth beneath his or her signature on the signature page hereto, or at such other addresses as they may designate by written notice in the manner aforesaid.

                 8. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in this Agreement, no shares of stock purchased upon exercise of the Option, and no certificate representing all or any part of such shares, shall be issued or delivered if (a) such shares have not been admitted to listing upon official notice of issuance on each stock exchange upon which shares of that class are then listed or (b) in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any requirement of any stock exchange listing agreement to which the Company is a party, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company.

                 9. Nontransferability. Neither the Option nor any interest therein may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution

                 10. Plan. The Option is granted pursuant to the Plan, as in effect on the Date of Grant, and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive Grantee, without his or her consent, of the Option or of any of Grantee's rights under this Agreement. The interpretation and construction by the Board of Directors of the Plan, this Agreement, the Option and such rules and regulations as may be adopted by the Committee and the Board of Directors for the purpose of administering the Plan shall be final and binding upon





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Grantee.  Until the Option shall expire, terminate or be exercised in full, the
Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to Grantee or any other person or entity then entitled to exercise the Option.

                 11. Stockholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Option Shares until the Option shall have been duly exercised to purchase such Option Shares in accordance with the provisions of this Agreement.

                 12. Governing Law. This Agreement and the Option granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

                 IN WITNESS WHEREOF, the Company and Grantee have duly executed this Agreement as of the Date of Grant.

                                          CARL KARCHER ENTERPRISES, INC.



                                          By ________________________________
                                             Title:


                                          GRANTEE



                                          ___________________________________
                                          Signature


                                          ___________________________________
                                          Street Address

                                          ___________________________________
                                          City, State and Zip Code

                                          ___________________________________
                                          Social Security Number





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